Exhibit 99.2

Transcript: OCC –Q2 2020 Earnings Conference Call - 06/12/20 10:00 AM

C O R P O R A T E P A R T I C I P A N T S

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

C O N F E R E N C E C A L L P A R T I C I P A N T S

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Christie, and I will be your conference operator today. At this time, I would like to welcome everyone to OpticalCable Corporation's second quarter 2020 earnings conference call. (Operator Instructions)

I will now turn the call over to Mr. Palash. Please go ahead.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Christie, and good morning, and thank you all for participating on Optical Cable Corporation's second quarter of fiscal year 2020 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2020, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

Let me start my remarks by acknowledging that this is a challenging time. I want to thank the OCC team for rising to the occasion in the face of the COVID-19 pandemic and the many challenges it has created. We have taken a number of steps to ensure the health and safety of our employees and their families, and we have been able to mitigate the impact of COVID-19 on our employees and on day-to-day operations, which have continued uninterrupted at lower production volumes. OCC is obligated and continues to operate during the COVID-19 pandemic because our workforce is classified as a Defense Industrial Base Essential Critical Infrastructure Workforce under the guidelines from the U.S. Department of Defense and an Essential Critical Infrastructure Workforce under the guidelines by the U.S. Department of Homeland Security, Cybersecurity and Infrastructure Security Agency.

Transcript: OCC –Q2 2020 Earnings Conference Call - 06/12/20 10:00 AM

While we continue to operate, OCC has been negatively impacted by the COVID-19 pandemic. Revenues in many of our markets were negatively impacted. Production volumes and operations were negatively impacted and financial flexibility was negatively impacted. We also experienced increased bad debt expense, some minor disruptions in our supply chains, as well as other pressures on our business.

As a result, our net sales in the second quarter of fiscal year 2020 decreased 21.6% compared to the same period last year. Excluding the revenue impact of one domestic customer, however, our net sales would have decreased only 7.7% during the second quarter. Sequentially, net sales increased 15.3% in the second quarter compared to the first quarter of fiscal year 2020.

As you all know, OCC is a patriotic organization. Our team is incredibly proud to provide mission-critical products to support our country's military, first responders and other essential workers, including at health care facilities, hospitals, test centers and laboratories. We have and will continue to do our part to meet the needs of our customers and end-users, both here in the United States and around the world.

We have worked hard to build a diversified customer base and are pleased that strong demand from certain markets tends to somewhat mitigate reduced sales in other markets. We have a strong foundation and a resilient business model. We have taken and are continuing to take actions to enhance OCC's financial flexibility, execute on our sales and business growth initiatives designed to best position OCC even during these challenging times, build on our operating leverage and focus on driving efficiency and effectiveness improvements across our manufacturing operations and, of course, control SG&A expenses.

OCC is uniquely positioned in our industry. We are confident that our distinct competitive advantages and capabilities will facilitate profitable growth and enable OCC to successfully compete against our larger competitors now and into the future.

And with that, I'll turn the call over to Tracy Smith, who will review in additional detail our second quarter of fiscal year 2020 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2020 were $14.9 million, a decrease of 21.6% compared to net sales of $19 million for the second quarter of fiscal 2019. Consolidated net sales for the first half of fiscal 2020 were $27.8 million, a decrease of 22.3% compared to net sales of $35.7 million for the same period last year.

Net sales in certain of our markets were negatively impacted during the second quarter and first half of fiscal year 2020 due to the economic effects of the COVID-19 pandemic. The decrease in net sales in the second quarter and first half of fiscal 2020 was primarily the result of a number of large orders from one customer in the wireless carrier market in the second quarter and first half of fiscal year 2019, that did not recur at the same levels in the second quarter and first half of fiscal year 2020. Net sales to this customer decreased $2.9 million and $5.2 million in the second quarter and first half of fiscal 2020, respectively. Historically, net sales to this customer have been volatile from quarter to quarter and from year to year. Sequentially, net sales increased 15.3% in the second quarter of fiscal year 2020 compared to net sales of $12.9 million for the first quarter of fiscal year 2020, with increases in both the enterprise market and specialty markets, including the wireless carrier market.

Turning now to gross profit. Gross profit was $4 million in the second quarter of fiscal 2020 compared to $5.3 million in the second quarter of fiscal 2019. Gross profit margin, or gross profit as a percentage of net sales, was 26.9% in the second quarter of fiscal 2020 compared to 28% in the second quarter of fiscal 2019. Gross profit was $6.4 million in the first half of fiscal 2020 compared to $8.9 million in the first half of fiscal 2019. Gross profit margin, or gross profit as a percentage of net sales, was 23.1% in the first half of fiscal 2020 compared to 24.8% in the first half of fiscal 2019. Gross profit margins tend to be higher when the Company achieves higher net sales levels as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, was the primary factor putting downward pressure on gross profit margin during the second quarter and first half of fiscal year 2020, as fixed costs were spread over lower sales, offsetting cost reductions and significant production throughput and efficiency improvements achieved principally in the Company's Roanoke production facility.

SG&A expenses decreased 3.9% to $5.5 million during the second quarter of fiscal 2020 compared to $5.8 million for the same period last year. SG&A expenses as a percentage of net sales were 37.3% in the second quarter of fiscal 2020 compared to 30.5% in the second quarter of fiscal 2019. SG&A expenses decreased 17.3% to $10.4 million during the first half of fiscal 2020 compared to $12.6 million for the same period last year. SG&A expenses as a percentage of net sales were 37.4% in the first half of fiscal 2020 compared to 35.1% in the first half of fiscal 2019. The decrease in SG&A expenses during the second quarter and first half of fiscal 2020 compared to the same periods last year was primarily the result of decreases in employee-related costs, including employee incentives and commissions, and net reductions in other SG&A expenses. These decreases were partially offset by an increase in bad debt expense due to concerns about collectibility of certain customer accounts during this unprecedented pandemic environment.

Transcript: OCC –Q2 2020 Earnings Conference Call - 06/12/20 10:00 AM

OCC recorded a net loss of $1.7 million, or $0.23 per basic and diluted share, for the second quarter of fiscal 2020 compared to a net loss of $617,000, or $0.08 per basic and diluted share, for the second quarter of fiscal 2019. OCC recorded a net loss of $4.3 million, or $0.58 per basic and diluted share, for the first half of fiscal 2020 compared to a net loss of $3.9 million, or $0.53 per basic and diluted share, for the first half of fiscal 2019.

On April 15, 2020, we obtained an unsecured loan in the amount of $5 million as part of the Paycheck Protection Program. The lender for this loan is Pinnacle Bank. On April 30, 2020, OCC's credit agreement with Pinnacle Bank was amended to remove a requirement that the Company secure a financing commitment letter, similar equity commitment or combination thereof to refinance the revolving credit note under the credit agreement prior to May 1, 2020, as previously required. However, we are continuing to work to obtain another source of financing for our revolver.

As of April 30, 2020, we had outstanding borrowings of $6 million on our revolving credit note. We also had outstanding loan balances of $5.3 million under our real estate term loan and $5 million on our PPP loan.

And with that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if you have any questions, we're happy to answer them. Christie, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. And again, we're only taking live questions from analysts and institutional investors.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And at this time, we have no questions. Neil, I'll hand the floor over to you.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you. Aaron, I know we had some questions submitted by individual investors. If you could go through those with us, we'll answer those questions.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

That sounds good. Here's the first one. Does OCC compete with foreign or domestic sources?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We have both domestic and international competitors. We're fortunate in the sense that in the U.S., in particular, a lot of folks -- customers tend to buy from domestic sources. And we don't see a lot of -- we don't see significant amount of foreign competitors in most of our markets.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Got it. Next question. Has China been a competitive force? And specifically, has China put pressure on pricing?

Transcript: OCC –Q2 2020 Earnings Conference Call - 06/12/20 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We don't experience a lot of pricing pressure from specific countries. We do have pricing pressure, both internationally and domestically in the markets that we participate in. And as I was mentioning before, or alluding to before, international markets is where you would tend to see more price competition from international manufacturers. We're fortunate in the fact that OCC tends to position our product based on quality, customer service and performance and -- rather than on price. And so that helps to mitigate some of the impact of pricing pressure in our markets.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Next question. Is OCC involved with 5G? And could OCC benefit from 5G as it advances and becomes more widely used in the years to come?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes. So everyone's talking about 5G, and OCC has been, over the years, participating in various ways in the wireless carrier market. And 5G is an extension of that. We believe we have products that are well suited for the expansion of 5G technologies. And we are working to best position ourselves so that we can obtain the benefits of those -- of that expansion into 5G. Certainly, 5G is going to be a big contributor to growth in our industry overall. And again, we're doing our best to position ourselves so that we can participate in that.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Next question. Has OCC seen any increased desire to do more U.S.A sourcing?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Not specifically. In other words, we haven't had too many instances where someone says, I normally would buy from a foreign source, but I'll buy from OCC because you're a domestic source. But certainly, I think one of the advantages of sourcing things domestically and locally is that we're better able to provide a high level of customer service, and we'll continue to do so.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Next question. Does OCC market anything through the wireless carrier market?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We -- obviously, as we -- as I've mentioned before, we do sell into the wireless carrier market. We've talked about previously some of the markets that we operate in. The wireless carrier market tends to be a little bit more volatile or certainly more volatile than some of our other markets. But we do sell into that market and by extension, believe we, and hope to, participate and are positioning ourselves to participate in the 5G market as well.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Got it. Next question. Can you break down the 15% increase in SG&A expenses sequentially?

Transcript: OCC –Q2 2020 Earnings Conference Call - 06/12/20 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

I think Tracy is going to take that one.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Okay, sure. That increase was primarily related to the increase in bad debt expense that we recorded this quarter that I referred to during my comments. Also, we generally have fluctuations in SG&A expense based on the timing of certain things that occur during the year, including reporting requirements and other public company obligations, such as mailing proxy materials and things like that, that occur during our second quarter.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Next question. Was there a reduction in headcount during the second quarter? If so, were any employees brought back? Have you reduced compensation costs by individual in the second quarter and into the third quarter? And also, has OCC experienced any COVID amongst its employees?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Let me take the last one first. We've been fortunate that we have not had any instances where our employees have contracted COVID-19. As we've talked about before, we're very careful about our social distancing for those folks that are at our facilities, limiting visitors, limiting travel and also working with employees to make sure that even outside of their work environment and their work at OCC that they're practicing social distancing and safe practices to keep all of our employees and the families safe. We have not specifically reduced headcount. That's always a possibility and would have been something, I think, we would have needed to look at sooner, but for the fact that the SBA PPP loan was secured. And so from our standpoint, that loan served its purpose of allowing us to keep people employed. It also was helpful at OCC because when you let folks off and skilled workers off and layoff with a furlough or terminate, you do have the risk of impacting the critical mass of the Company and the capabilities long-term of the Company, particularly in what we hope is a more temporary impact on our business due to this COVID-19 pandemic this year. That doesn't mean that we don't continue to look at those issues, and we'll continue to look at those issues, to make sure we're focused on positioning OCC best for the future as well as making sure we're ensuring we have financial flexibility and managing our earnings on a short-term basis as well as on a long-term basis. So part of the question you asked, Aaron, was have we brought people back. And obviously, since we haven't, at this point, specifically let people go, that hasn't been -- that last point hasn't been an issue.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Next question. Can you talk about the second quarter bad debt expense?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

I'll take that one. COVID-19 has, of course, impacted many markets, including certain of those we serve. So during Q2, when we were completing our analysis of the allowance for doubtful accounts it became apparent that some customers would have more difficulty meeting their obligations. So to the best of our ability we estimated the amounts that we believe necessary to reflect these doubtful accounts as bad debt in our earnings this quarter. We are obviously going to work to collect on these accounts to the extent possible. And to the extent that we can do so, we'll account for the recovery in future periods.

Transcript: OCC –Q2 2020 Earnings Conference Call - 06/12/20 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Next question. Can you talk about inventory levels? Were they down from October and down a bit from January? Over the longer term, should we expect inventories to increase?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

I'll take that one, too. We maintain appropriate inventory to meet our customer demand. Our inventory levels fluctuate based on sales each quarter because of the nature of the business and the manner and timing of how our customers place orders as well as the timing of raw material orders placed by us and the receipt of those orders. So our inventory does fluctuate from quarter to quarter and can fluctuate from quarter to quarter.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Got it. Next question. In your abbreviated balance sheet that accompanies the press release, where are you showing the PPP loan?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

A portion of the loan is reflected in current liabilities. That would be the amount expected to be repaid if not forgiven in the next 12 months. And the remainder is in noncurrent liabilities. And you'll be able to see this in more -- a little more clearly in more detail in the 10-Q that we expect to file later today.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Can you give us an update of the throughput and efficiency improvements at the Roanoke production facility relative to your expectations?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. Aaron, I'll talk to that briefly. As you all know, we've spent fiscal year 2019 working very diligently to improve our systems as well as make other changes that would improve our operations, particularly in our manufacturing facility to gain efficiency and to be more effective in our production processes. And we believe that the work that we've done there is continuing to pay benefits in this year, in fiscal year 2020. What's really happened in 2020 and maybe make some of those improvements less evident is, we've always had a higher level of fixed cost, both in manufacturing and even in SG&A, but with specifically the manufacturing, which means that if production volumes go down then our gross profit margin is negatively impacted because of that. And that's one of the reasons, as I mentioned in my remarks, we're focused on our sales and marketing, business development initiatives to make sure that we're bringing our sales back up to more normalized volumes. So we have seen the benefit of those initiatives with respect to improving Roanoke manufacturing, and we believe we're continuing to see the benefits, and will see the benefits in the future as we see sales volumes increase.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Got it. Last question. There was a recent article suggesting that OCC may need to sell itself to a strategic buyer. What is your view?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

I’ll first say that I haven't seen the article yet, but I will look for it. I'm focused on the -- there's fairly standard answers to questions about M&A that companies give -- public companies give, and I'll give the same answer, but I'll start by saying that the question suggests that we may need to sell ourselves to a strategic buyer. And OCC is proud of the fact that we're flexible in our operations and are able to adjust to varying circumstances. So no, we don't believe we're in a situation where we need to sell to a strategic buyer. What I would say is that we are continually looking at the best way to maximize shareholder value, which can include those sorts of opportunities. But other than that, it'd be inappropriate for me to comment on M&A matters past what I've already said.

Transcript: OCC –Q2 2020 Earnings Conference Call - 06/12/20 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. That was the final question. So Neil, I'll turn it back to you to wrap the call.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, thank you, Aaron. I appreciate everyone participating on the call today. I hope you all will -- you and your families will stay safe. And thank you for your interest in OCC.

Operator

Thank you. This does conclude today's conference call. You may now disconnect.